[Form of Corporate Opinion of Dinsmore & Shohl]



                                   , 1994


THE FOLLOWING OPINION IS INTENDED TO BE RENDERED UPON THE CLOSING OF THE TRANSACTION DESCRIBED THEREIN IN SUBSTANTIALLY THE FORM PRESENTED, ASSUMING NO CHANGES IN THE FACTS OR THE LAW UPON WHICH SUCH OPINION IS BASED, AND SUBJECT TO RECEIPT, REVIEW AND APPROVAL OF FINAL DOCUMENTS

The National Bancorp of Kentucky, Inc.
2560 Richmond Road
Lexington, Kentucky  40509

Mr. Tracy W. Farmer
2560 Richmond Road
Lexington, Kentucky  40509

Gentlemen:

     We have acted as counsel to Fifth Third Bancorp in connection with the transactions provided for in the Affiliation Agreement dated as of December __, 1993 ("Affiliation Agreement") by and between Fifth Third Bancorp ("Fifth Third") and The National Bancorp of Kentucky, Inc. ("National Bancorp") and the Agreement of Merger dated as of December __, 1993 by and between Fifth Third and National Bancorp ("Agreement of Merger"). This opinion is rendered to you pursuant to paragraph 3 of Section VI.C. of the Affiliation Agreement.

     We have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such statutes, regulations, documents, corporate records, and certificates of public officials and corporate officers as we have deemed necessary for the purposes of this opinion, including but not limited to the following: (a) the Second Amended Articles of Incorporation of Fifth Third, as amended; (b) the Code of Regulations, as amended, of Fifth Third; and (c) the record of all actions taken by the Board of Directors of Fifth Third in connection with any matters covered by this opinion.

     We have made such examination of Kentucky, Ohio and Federal law as we deem relevant for the purposes of this opinion, but we have not made any review of the laws of any state other than Kentucky and Ohio. Accordingly, we express no opinion as to the laws of any state or jurisdiction other than the United States of America and the States of Kentucky and Ohio.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. Fifth Third is duly incorporated, validly existing and in good standing as a corporation under the laws of Ohio, and has all the requisite power and authority to enter into and consummate the transactions provided for in the Affiliation Agreement and the Agreement of Merger.

     2. Fifth Third is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and it has all requisite corporate power and authority to conduct the business in which it is engaged and as now conducted.

     3. The Affiliation Agreement and the Agreement of Merger and the transactions provided for therein have been duly approved by the Board of Directors of Fifth Third, and no action is required to be taken by the shareholders of Fifth Third to authorize, approve or adopt the Affiliation Agreement or the Agreement of Merger or the transactions provided for therein.

     4. The Affiliation Agreement and the Agreement of Merger have been duly executed and delivered by Fifth Third and constitute valid and binding obligations of Fifth Third enforceable against Fifth Third in accordance with their respective terms, except to the extent that (i) enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to or from time to time affecting the enforcement of creditors' rights generally or the rights of creditors of bank holding companies, the accounts of whose subsidiaries are insured by the Federal Deposit Insurance Corporation and (ii) the availability of certain remedies may be precluded by general principles of equity.

     5. The execution, delivery and performance of the Affiliation Agreement and the Agreement of Merger do not violate the Articles of Incorporation or Code of Regulations of Fifth
Third.

     6. Fifth Third has taken all necessary and required corporate action to authorize the issuance or transfer of the shares of its Common Stock to be received by the holder of the Common Stock of National Bancorp as a result of the merger of National Bancorp with and into Fifth Third and, when so issued or transferred, such shares will be legally and validly issued and outstanding, fully paid and nonassessable and will not upon such transfer or issuance be subject to the preemptive rights of any shareholder of Fifth Third, and such shares have been registered under the Securities Act of 1933, as amended.

     7. The registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended,
Registration No.          (the "Registration Statement"), by Fifth
Third to register the shares of Common Stock of Fifth Third being offered to the shareholder of National Bancorp in the merger provided for in the Affiliation Agreement and the Agreement of Merger has been declared effective and no stop order has been issued and no proceeding for that purpose has been initiated or, to our best knowledge, contemplated or threatened by the Securities and Exchange Commission.

     8. The Registration Statement and the proxy statement/ prospectus included therein at the time it became effective complied as to form with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     9. All necessary approvals for the transactions provided for in the Affiliation Agreement and the Agreement of Merger have been obtained from the appropriate regulatory authorities and are in full force and effect.


                                   Very truly yours,

                                   DINSMORE & SHOHL

                                   /S/ S. Richard Arnold

                                   S. Richard Arnold

SRA/je
Enclosure